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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             WILDON PRODUCTIONS INC.

      (to be known upon and after the effective date of the filing of this
              Amended and Restated Certificate of Incorporation as
                        Visual Management Systems, Inc.)

           (Pursuant to NRS 78.385, 78.390, 78.403, 78.207 and 78.209)

        THE UNDERSIGNED HEREBY CERTIFIES THAT:

        1. She is the duly elected and acting President of Wildon Productions Inc., a Nevada corporation (the "Corporation").

        2. By unanimous written consent of the Board of Directors of the Corporation dated June 15, 2007 resolutions approving and adopting this Amended and Restated Certificate of Incorporation (the "Certificate") and approving a one for seven reverse stock split of the Corporation's Common Stock (the "Reverse Stock Split"), were duly adopted and declared to be effective.

        3. This Certificate and the Reverse Stock Split was approved and adopted by written consent of the holders of 7,800,000 shares of the Common Stock of the Corporation (representing fifty four and seven tenths percent (54.7%) of the Corporation's issued and outstanding Common Stock). No shares were voted against the adoption of this Certificate or the Reverse Stock Split.

        4. The current number of authorized shares and the par value of each class or series of capital stock of the Corporation before the Reverse Stock Split and the Effective Date of the filing of this Certificate specified in Paragraph 9 below is as follows:

                Common Stock, par value $.001 per share; 75,000,000 shares authorized

        5. The number of authorized shares and the par value of each class or series of capital stock of the Corporation after the Reverse Stock Split and the Effective Date of the filing of this Certificate specified in Paragraph 9 below is as follows:

                Common Stock, par value $.001 per share; 50,000,000 shares authorized

        Preferred Stock, par value $.001 per share; 10,000,000 shares authorized, of which 2,300 shares have been designated as Series A Convertible Preferred Stock.


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        6.      The Reverse Stock Split affects the Common Stock. As a result of the Reverse Stock Split, upon the Effective Date of the filing of this Amended and Restated Certificate of Incorporation specified in Paragraph 9 below, the total number of issued and outstanding shares of Common Stock held by each stockholder will automatically convert into the number of whole shares of Common Stock equal to (i) the total number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) seven (7).

        7. No fractional shares will be issued in connection with the Reverse Stock Split. In lieu of issuing fractional shares, the Corporation will issue one full share of post-Reverse Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. One hundred percent (100%) of the outstanding shares of Common Stock will be affected thereby.

        8. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as of the Effective Date specified in Paragraph 9 below as follows:

                                   ARTICLE I
                                CORPORATION NAME

        The name of the corporation is Visual Management Systems, Inc. (the "Corporation").

                                   ARTICLE II
                           ADDRESS OF REGISTERED AGENT

        The address of the Corporation's registered office in the State of Nevada is 500N Rainbow Blvd., Suite 300. The name of its registered agent at such address is Legalzoom Nevada, Inc.

                                  ARTICLE III
                           PURPOSE OF THE CORPORATION

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

                                   ARTICLE IV
                                  CAPITAL STOCK

        Section 4.1 TOTAL NUMBER OF SHARES OF STOCK. The total number of shares of all classes of stock which the Corporation has authority to issue is sixty million (60,000,000), consisting of fifty million (50,000,000) shares of Common Stock, $.001 par value per share (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, $.001 par value per share (the "Preferred Stock"), of which two thousand three hundred (2,300) shares are hereby designated as Series A Convertible Preferred Stock.

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        Section 4.2 COMMON STOCK.

        (a) The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation. The shares of Common Stock do not have cumulative voting rights.

        (b) Subject to any prior or superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

        (c) Dividends may be paid on the Common Stock as and when declared by the Board of Directors.

        Section 4.3 UNDESIGNATED PREFERRED STOCK.

        (a) The Preferred Stock may from time to time be divided into and issued in series. The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by the Board of Directors as hereinafter provided. In all other respects all shares of Preferred Stock shall be identical.

        (b) The Board of Directors is hereby expressly authorized, subject to the provisions hereof, to establish series of Preferred Stock and to fix and determine by vote providing for the issuance of such series, which shall have the rights and preferences designated by the Board of Directors, including, but no limited to, any of the following:

                (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors;

                (ii) the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

                (iii) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

                (iv) the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

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                (v)     the obligation, if any, of the Corporation to maintain a
purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

                (vi) the term, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the price or prices or the rate of conversion or exchange and the terms of adjustments, if any;

                (vii) the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

                (viii) such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

        Section 4.4 SERIES A CONVERTIBLE PREFERRED STOCK.

        (a) DESIGNATION AND NUMBER OF SHARES. There shall be a series of Preferred Stock that shall be designated as "SERIES A CONVERTIBLE PREFERRED STOCK," and the number of shares constituting such series shall be 2,300 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

        (b) RANKING. The Series A Convertible Preferred Stock shall, with respect to distribution rights upon the Liquidation (as defined in Section 4.4(c) below) of the Corporation, rank (a) subject to Section 4.4(c)(ii), senior to the Common Stock of the Corporation, and all other preferred stock of the Corporation, and (b) as applicable, junior to or on a parity with such preferred stock of the Corporation the terms of which expressly provide that such preferred stock will rank senior to or on a parity with the Series A Convertible Preferred Stock.

        (c)     LIQUIDATION.

                (i) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary ("LIQUIDATION"), the holders of record of the shares of the Series A Convertible Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation's Articles of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series A Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any securities of the Corporation over which the Series A Convertible Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon Liquidation, including Common Stock ("JUNIOR SECURITIES"), an amount in cash with respect to each share of Series A Convertible Preferred Stock held by such holders, equal to $2,500 per share (subject to adjustment in the event of stock splits, combinations or similar events).

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        If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Convertible Preferred Stock and any securities of the Corporation having equal priority with the Series A Convertible Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation ("PARITY SECURITIES") shall be insufficient to permit payment in full to the holders of the Series A Convertible Preferred Stock and the holders of Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Convertible Preferred Stock and on such Parity Securities, if any.

        Except as otherwise specifically provided, the consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall not be deemed to be a Liquidation within the meaning of this Section 3(a).

                (ii) Upon the completion of the distributions required by paragraph (i) of this Section 4.4(c), if assets remain in the Corporation, they shall be distributed ratably among the holders of the Series A Convertible Preferred Stock (based upon the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock are convertible) and the holders of any Parity Securities and holders of Junior Securities (including holders of Common Stock) having rights to participate in such distribution in accordance with the Corporation's Articles of Incorporation.

        (d) DIVIDENDS. The Series A Convertible Preferred Stock shall not be entitled to receive dividends or other distributions from the Corporation, and no dividends or distributions shall be payable in respect thereof.

        (e) CONVERSION RIGHTS. Each holder of record of shares of the Series A Convertible Preferred Stock shall have the right to convert all or any part of such holder's shares of Series A Convertible Preferred Stock into Common Stock, without any further payment therefor, as follows:

                (i) OPTIONAL CONVERSION. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Convertible Preferred Stock shall have the right at such holder's option, at any time and from time to time, to convert any of such shares of Series A Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock into that number of shares of Common Stock as shall be determined by dividing $2,500 by the "Conversion Price." The Conversion Price shall initially be $2.50 and shall be subject to adjustment as provided below.

                (ii)    MECHANICS OF CONVERSION.

                1) Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder

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                        shall surrender the certificate or certificates
                        therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the "CONVERSION DATE."

                2) All Common Stock which may be issued upon conversion of the Series A Convertible Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series A Convertible Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A Convertible Preferred Stock at the then effective Conversion Price.

                (iii) CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to the adjustment provisions of Section 4.4(f) below.

        (f) ANTI-DILUTION PROVISIONS. During the period in which any shares of Series A Convertible Preferred Stock remain outstanding, the Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series A Convertible Preferred Stock upon the happening of certain events as follows:

                (i) CONSOLIDATION, MERGER OR SALE. If any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Convertible Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or

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the entity purchasing or leasing such assets shall assume by written instrument
(i) the obligation to deliver to the holders of Series A Convertible Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 4.4(f)(i) shall similarly apply to successive mergers, sales, transfers or leases.

                (ii) COMMON STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS, ETC. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying the then applicable Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

                (iii) ADJUSTMENT UPON ISSUANCE OF LOWER PRICED SECURITIES. If and whenever on or after the date of the initial issuance of the Series A Convertible Preferred Stock the Corporation issues or sells, or in accordance with this Section 4.4(f) is deemed to have issued or sold, any shares of Common Stock (other than in connection with the exercise of outstanding stock options or the warrants issued to Brookshire Securities Corporation pursuant to the Placement Agent Agreement (the "Placement Agent Agreement") dated February 13,
2007) for a consideration per share less than $2.50 per share (the "Applicable Price") or the Corporation issues or sells, or in accordance with this Section 4.4(f) is deemed to have issued or sold any options, warrants or securities convertible into shares of Common Stock having an exercise price per share or conversion price per share less than the Applicable Price (the foregoing a "DILUTIVE ISSUANCE"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be adjusted to the price per share at which such new shares of Common Stock are issued or will be issued (the "New Securities Issuance Price") upon exercise of such options or warrants or conversion of such convertible securities. For purposes of determining the adjusted Conversion Price under this Section 4.4(f)(iii), the following shall be applicable:

                1) ISSUANCE OF OPTIONS. If the Corporation in any manner grants any rights, warrants or options (collectively, "Options") to subscribe for or purchase (A) any shares of Common Stock, or (B) or any securities convertible into or exchangeable for shares of Common Stock ("Convertible Securities") and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Option for such price per share. For purposes of this
                        Section 4.4(f)(iii)(1) the "lowest price per share for which one share of Common Stock is issuable upon exercise of any such Option or upon conversion or exchange of any such

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                        Convertible Securities" shall be equal to the sum of the
                        lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon exercises of such Options upon conversion or exchange of such Convertible Securities.

                2) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange thereof is less than the Applicable Price, then such shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 4.4(f)(iii)(2), the "lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Conversion Price has been or is to be made pursuant to other provisions of this Section 4.4(f), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                3) CHANGE IN OPTION PRICE OR RATE OF CONVERSION; EXPIRATION. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this
                        Section 4.4(f)(iii)(3), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Series A Convertible Preferred Stock are increased or decreased in the manner described in the immediate preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of

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                        such increase or decrease. Upon the expiration of any
                        Option or the right to convert or exchange any Convertible Security, the issuance of which resulted in an adjustment of the Conversion Price under this Section 4.4(f), or if any such Option or Convertible Security ceases to be outstanding, and such Option shall not have been exercised or such Convertible Security shall not have been converted into or exchanged for Common Stock, the Conversion Price shall be recomputed to the price which it would have been (but reflecting any other adjustments made pursuant to this Section 4.4(f) upon the issuance of Common Stock, Options or Convertible Securities) had the adjustment made by reason of the issuance of such Option or Convertible Security not been made.

                4) CALCULATION OF CONSIDERATION RECEIVED. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefore will be deemed to be the gross amount received by the Corporation therefore. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price (as defined below) of such security on the date of receipt. The fair value of any consideration other than cash or securities will be determined in good faith by the Corporation's Board of Directors. The term "Market Price" shall mean the average of the closing prices of such security's sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted on the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the NASD's over the counter bulletin board, or any similar successor organization, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted on the Nasdaq Stock Market or the over-the-counter bulletin board, the Market Price shall be the fair value thereof determined in good faith by the Corporation's Board of Directors.

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                5)      NO ADJUSTMENT FOR CERTAIN ISSUANCES. No adjustments
                        shall be made under this Section 4.4(f) as a result of
                        (a) issuance of Common Stock upon the exercise or conversion of any Options, Warrants or Convertible Securities outstanding as of the date of the initial issuance of any shares of Series A Preferred Stock, (b) upon the issuance or exercise of warrants issued to Brookshire Securities Corporation pursuant to the Placement Agent Agreement, or as a result of (c) issuances of Common Stock, Options, Warrants or Convertible Securities in acquisitions, mergers or strategic alliances, or upon the exercise of any such Options or Warrants, or conversion or exchange of any such Convertible Securities.

                (iv) NOTICE OF ADJUSTMENT. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price issuable upon exercise of each share of Series A Convertible Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

        (g) REDEMPTION. The Corporation may not redeem the outstanding shares of Series A Convertible Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series A Convertible Preferred Stock.

        (h) VOTING RIGHTS. Except as otherwise required by law, the holders of shares of Series A Convertible Preferred Stock shall have no voting rights.

        (i) REGISTRATION OF UNDERLYING COMMON STOCK. The Corporation shall use its commercially reasonable best efforts to file a "resale" registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") registering all shares of Common Stock issuable to the holders of the Series A Convertible Preferred Stock upon conversion of the Series A Convertible Preferred Stock (the "Registrable Shares"), no later than 60 days following the final closing of the private placement (the "Private Placement") conducted by the Corporation pursuant to the Placement Agent Agreement (the "Final Closing Date"). The Corporation shall file such amendments and furnish such information as may be required for such purpose and to comply with such laws so as to continue to maintain the effectiveness of the Registration Statement from the effective date through and until the earlier of four (4) years or the date upon which all of the Registrable Shares may be sold pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, subject to the terms of any agreement pursuant to which the Series A Convertible Preferred Stock may have been issued. In the event the Registration Statement is not filed with the SEC on or prior to the date which is sixty (60) days following the Final Closing Date or if the Registration Statement is not declared effective by the SEC on or prior to the date which is one hundred twenty (120) days following the Final

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


Closing Date, the total number of shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock sold as part of the Units in the Private Placement and to be covered by the Registration Statement for each investor in the Private Placement and their permitted transferees, successors, executors or administrators shall be increased by two percent (2%) per month for each month (or portion thereof) that the Registration Statement is not so filed or is not effective. Furthermore, the Corporation shall use its reasonable best efforts to respond to any SEC comments to the Registration Statement on or prior to the date which is twenty (20) business days from the date such comments are received. In the event that the Corporation fails to respond to such comments within twenty (20) business days, the total number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock sold as part of the Private Placement and to be covered by the Registration Statement shall be increased by two percent (2%) per month for each month (or portion thereof) that a response to the comments to the Registration Statement has not been submitted to the SEC. Notwithstanding anything contained in this Section 4.4(i) to the contrary, the aggregate increases in shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock pursuant to this paragraph shall not exceed twenty percent (20%). The Corporation shall use its reasonable best efforts to have such Registration Statement declared effective by the SEC as soon as possible after the initial filing date. The Corporation shall have no liability to a holder of the Series A Convertible Preferred Stock for failure to maintain the effectiveness of the Registration Statement due to any Stop Order issued by the SEC, but shall use its commercially reasonable best efforts in such event to cause the Stop Order to be removed.

        (j) COVENANTS OF THE CORPORATION. The Corporation covenants and agrees that, so long as the Shares are outstanding, it will perform the obligations set forth in this Section 4.4(j):

                (i) TAXES AND LEVIES. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; PROVIDED, HOWEVER, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                (ii) MAINTENANCE OF EXISTENCE. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

                (iii) MAINTENANCE OF PROPERTY. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

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                (iv)    BOOKS AND RECORDS. The Corporation will at all times
keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

        (k) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Convertible Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

        (l)     MISCELLANEOUS.

                (i) There is no sinking fund with respect to the Series A Convertible Preferred Stock.

                (ii) The shares of the Series A Convertible Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series A Convertible Preferred Stock and in the Articles of Incorporation of the Corporation.

                (iii) The holders of the Series A Convertible Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

                (iv) Holders of two-thirds (?) of the outstanding shares of Series A Convertible Preferred Stock may, voting as a single class, elect to waive any provision of this Section 4.4, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Convertible Preferred Stock.

                                   ARTICLE V
                              AMENDMENTS TO BY-LAWS

        The Board of Directors shall have the power to adopt, amend or repeal the By-laws.

                                   ARTICLE VI
                      LIMITATION ON LIABILITY OF DIRECTORS

        No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. However, this Article VI does not eliminate or limit the liability of the director or officer for:

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        (a)     Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

        (b)     The payment of dividends in violation of NRS 78.300.

        9. The effective date of this filing (the "Effective Date") shall be July 9, 2007

        IN WITNESS WHEREOF, the undersigned has hereunto executed this Amended and Restated Certificate of Incorporation on this 27th day of June, 2007.


                                    --------------------------------------------
                                    Ekaterina Popoff, President






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